Exhibit 99.1
701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Earnings Per Share Increase of 67% for the Fiscal 2010 Fourth Quarter

Fourth Quarter EPS Benefits from Growth of International Operations and Domestic Recovery; Achieves 18th Consecutive Year of Profitability

RONKONKOMA, NY -- April 16, 2010 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its fourth quarter and full fiscal year 2010 ended January 31, 2010.

Financial Results Highlights and Recent Company Developments

▪	Achieves milestone of 18th consecutive year of profitability
▪	EPS of $.20 for 4Q10 represents best fourth quarter in three fiscal years
▪	4Q10 revenue increased 11.5% over 4Q09, reversing a year-long trend
▪	4Q10 sales from outside the U.S. as a percentage of consolidated sales increased by 25% over 4Q09 to 39.1% of total sales
▪	Operating profits reported by new divisions in Brazil and China; India sales growth gaining traction
▪	Cash balances growing outside U.S.
▪	Reduced bank debt by $4.7 million in 4Q10 and by 61% in fiscal 2010 to end year at $9.5 million
▪	Secured new $23.5 million revolving line of credit in January 2010; paid off previous bank debt
▪	Reduced inventory by $18.3 million or 32%

Fourth Quarter Fiscal Year 2010 Financial Results

Net Sales.  Net sales were $24.8 million in the fourth quarter of 2010, an increase of 11.5% from $22.3 million in the comparable 2009 period, and an increase of 11.5% as compared to revenues of $22.3 million in the third quarter of 2010.  The year-over-year increase in revenue was mainly a result of a 38.4% increase in revenue from Brazil, along with strong growth in Chile and the UK, and modest increases from India and China.  Domestic revenues were $15.1 million in the fourth quarter of 2010, a 1.5% decline from $15.4 million in the prior year period, but an increase of 5.6% from $14.3 million in the third quarter of fiscal 2010. International revenues were $9.7 million in the 2010 fourth quarter, an increase of 40.4% from $6.9 million in the 2009 period and an increase of 21.3% from $8.0 million in the third quarter of fiscal 2010.  As a percentage of 4QFY10 consolidated sales, international revenues accounted for 39%, an increase from 31% for the same period of fiscal 2009, and domestic revenues accounted for 61%, a decrease from 69% in the 2009 period.

International growth was led by sales at Qualytextil, representing the Company’s operations in Brazil, which had fourth quarter revenues of $4.0 million, an increase from $2.9 million in 4QFY09 and $3.4 million in 3QFY10.  Comparing regional revenues in 4QFY10 with 4QFY09, Chile sales increased 45.9% to $0.4 million, UK sales increased by 50% to $1.1 million, Canada sales decreased by 13% to $1.0 million, and China external sales increased by 29.0% to $2.3 million. Domestic revenues reflect a 6.6% increase in 4QFY10 disposable product sales as compared with the same quarter of 2009, offset in part by somewhat softer sales of reflective and other product categories, but a 22% decrease for the full year due to challenging business conditions and an extremely competitive pricing environment.

Gross Profit.  Gross profit increased $1.5 million, or 25.9%, to $7.5 million for the fourth quarter 2010, as compared to $6.0 million for the same period in 2009.  Gross profit as a percentage of net sales increased to 30.2% for the quarter ended January 31, 2010 from 26.8% in same period of the prior fiscal year.  The growth in year-over-year gross profit reflects higher margin contributions from an increased level of international product sales.  In particular, the gross margin in Brazil of 53.0% for the fourth quarter of 2010 was exceptionally high resulting from a larger bid contract and favorable exchange rates.

Operating Profit.  Operating profit increased to $1.4 million from $0.6 million for the fourth quarter of 2009. Operating income as a percentage of net sales increased to 5.5% for the fourth quarter of 2010 from 2.6% for the same period in fiscal 2009.  The increase in operating profit is primarily due to the strong margins in Brazil, mainly resulting from a large bid contract, increased profitability for certain other international operations as well as reduced losses for the balance of the international businesses and the Company’s domestic operations.

Net Income.  Net income for the fourth quarter of fiscal 2010 was $1.1 million compared with $0.7 million for the fourth quarter of the prior year.  Earnings per share (EPS) for the fourth quarter of fiscal 2010 was $0.20, an increase of 67% from EPS of $0.12 for the fourth quarter of the prior year.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “It is with perseverance and successful implementation of our international growth strategy that Lakeland Industries reported its 18th consecutive year of profitability.  Our performance in the final quarter of fiscal 2010 demonstrated the benefits of our global diversification as we rebounded from a loss in the third quarter to produce our highest level of fourth quarter earnings per share since fiscal 2007.  Fourth quarter sales reversed a year-long trend of declining revenue by increasing 11.5% from the prior year.

“While sales in the U.S. have essentially stabilized after more than a year of deterioration, we view our investments in our international operations that commenced several years ago as being the key to our recently improved sales performance as well as for creating a more balanced and diversified platform for the long term.  To this end, we believe we are positioned more competitively on a global scale.  Lakeland has put in place the necessary infrastructure to target an addressable global market that dwarfs the U.S. market in size while growing significantly faster.  With our mix of global distribution capabilities, manufacturing facilities, and a broad line of high quality products, we are poised to attain increased international sales and market share in fiscal 2011 and beyond.

“A key element in our international growth strategy has been our entry into Brazil.  In the fourth quarter of fiscal 2010 our Brazil operations delivered impressive growth, which capped off improved sales for all of fiscal 2010 at $13.2 million.  We continue to improve upon our business in Brazil through investment in new products and sales/marketing support.  Our sales in fiscal 2010 in Brazil compares very favorably with calendar 2007 sales of $8.5 million, the last full year prior to our acquisition of this business in 2008.

“In addition to Brazil, we are gaining traction in our businesses in China, which until recently had only been a manufacturing base, India, Chile and the UK.  International sales in the fourth quarter improved by 25% over the prior year and now comprise over 39% of our consolidated sales – up from approximately 5% in fiscal 2007 and 31% in fiscal 2009.  To accommodate these sales channels, we have built, acquired and made capital investments for manufacturing of products in the U.S., Brazil, Mexico, China, and India, and presently offer 100 products worldwide.  From this platform we intend to add scale in existing markets and to leverage our presence by broadening our reach into Argentina, which is already functioning, and into Russia and Kazakhstan later in fiscal 2011. By this time next year, we anticipate that new products and markets cultivated over the last four years should account for 50% of our total revenues.

“Beyond the enhancements to our sales, marketing and manufacturing efforts, we are also pleased to have made significant progress in improving our balance sheet. Earnings before interest, taxes, depreciation and amortization increased in the fourth quarter as compared with the prior year period, while our inventory level declined amid an increase in sales volume.  This contributed to the Company’s cash increasing by nearly 85% from the beginning of the fiscal year to approximately $5.1 million.  Due to our effective cash management practices, we paid off our old bank line of credit and entered into a new facility for up to $23.5 million.  Lakeland’s bank debt was reduced by $4.7 million in the fourth quarter and $14.9 million since the beginning of the fiscal year to $9.5 million.”

Fiscal Year 2010 Financial Results

Net Sales.  Net sales decreased $8.1 million, or 7.9%, to $94.1 million for the year ended January 31, 2010 compared to $102.3 million for the year ended January 31, 2009. The net decrease was comprised mainly of a $12.9 million decrease in U.S. disposables sales, or 22.2%, a $1.0 million decrease in US glove sales, or 32.3%, a $1.0 million decrease in U.S. chemical sales, or 12.5%, a $1.8 million decrease in U.S. reflective sales, or 33.0%, and a $0.6 million decrease in US wovens sales, or 11.7%. This decrease in U.S. sales was partially offset by significant increases in foreign sales, including $13.2 sales of Qualytextil, SA in Brazil, compared with sales of $8.4 million which was included in FY09 for the nine months following the acquisition, sales growth of $1.6 million in China for domestic, Asia/Pacific Rim and other external sales, steady sales in Canada and Europe, and $0.9 million growth in Chile sales.

Gross Profit. Gross profit decreased $2.6 million, or 9.2%, to $25.4 million for the year ended January 31, 2010 from $28.0 million for the year ended January 31, 2009.  Gross profit as a percentage of net sales decreased to 27% for the year ended January 31, 2010 from 27.3% for the year ended January 31, 2009. The major factors driving the changes in gross margins were:

•
Disposables gross margin declined by 4.5 percentage points in FY10 compared with FY09. This decline was mainly due to higher priced raw materials and an extreme competitive pricing environment coupled with lower volume, partially offset by labor cutbacks. Disposables margins in 4QFY10 were increased by a year-end reversal of rebates accrued earlier in the year, due to many customers not meeting their year-end targets for rebates.

•
Brazil gross margin was 45.7% for FY10 compared with 51.4% last year. Several dynamics were at play. There were several large sales which had bid requirements for complete fire ensembles including boots and/or helmets. This required Qualytextil to obtain these items from third party vendors. There were several issues with these vendors causing Qualytextil to use different vendors under delivery pressure, resulting in higher costs. Qualytextil is presently negotiating with a boot vendor and also a helmet vendor to obtain more reliable delivery and pricing and has begun maintaining a stock of these items on hand in inventory to avoid such problems in the future. Much of Qualytextil’s fabric used as raw materials is imported from vendors in the U.S. which caused unfavorable costs earlier in the year resulting from exchange rate differences. Since then the exchange rates have changed to strengthen the Brazilian currency which should favorably impact the cost and margins in the future. Further, the margins obtained in FY09 were exceptional, partially due to a very weak U.S. dollar and may not be achieved in the near future. In normal conditions, in the future, the Qualytextil margins will be expected to be between 42% and 46%. In Q4 FY10, Qualytextil achieved a 53.0% margin resulting from a larger bid contract.

•	Glove division reduction in volume coupled with inventory write-offs resulting in a gross loss of $0.1 million.
•	Continued gross losses of $0.6 million from India in FY10.
•	Reflective margins were lower than the prior year mainly due to lower volume.
•	Canada gross margin increased by 16.1 percentage points primarily from more favorable exchange rates and local competitive pricing climate.
•	UK and Europe margins increased by 8.2 percentage points primarily from exchange rate differentials.
•	Chile margins increased by 8.7 percentage points primarily from higher volume and several larger sales orders.

Operating Expenses.  Operating expenses increased $1.3 million, or 5.8%, to $22.9 million for the year ended January 31, 2010 from $21.7 million for the year ended January 31, 2009.  As a percentage of net sales, operating expenses increased to 24.4% for the year ended January 31, 2010 from 21.2% for the year ended January 31, 2009.  This increase as a percent of sales is largely due to Brazil operations, which runs at a higher margin with higher operating expense.  Excluding Qualytextil, operating expenses decreased $1.6 million for the year ended January 31, 2010 compared with the year ended January 31, 2009. The decrease in operating expenses, excluding Brazil, in the year ended January 31, 2010 as compared to the year ended January 31, 2009 included:

•	$(0.7)	million - sales commissions declined, mainly resulting from lower volume.
•	(0.6)	million - freight out declined, mainly resulting from lower volume and lower prevailing carrier rates.
•	(0.6)
million - officers salaries declined, reflecting the retirement of Ray Smith to become a non-employee director and Chairman of the Board, and also reflecting an 8% across the board reduction in total officer compensation.

•	(0.5)	million – reduction in foreign exchange costs resulting from the Company’s hedging program and more favorable rates.
•	(0.3)	million - shareholder expenses declined, reflecting the elimination of costs associated with the proxy fight in the prior year.
•	(0.3)	million – consulting fees were reduced, resulting from using interns and revising Sarbanes Oxley procedures.
•	(0.2)	million reduction in employee benefits, mainly resulting from the suspension of the employer match for the 401-K plan.
•	0.1	million increase in property tax, largely resulting from the Canadian warehouse.

•	0.1	million increased depreciation largely resulting from the Canadian warehouse.
•	0.2	million increased bank fees resulting from higher volume of sales paid by credit cards instead of customer checks
•	0.5
million – professional fees increased resulting from analysis of tax issues and an IRS audit. The Company has changed independent auditing firms in the expectation that such professional fees will be reduced in the future.

•	0.7
million – in increased operating costs in China were the result of the large increase in direct international sales made by China, which are now allocated to SG&A costs, previously allocated to cost of goods sold.

Brazil operating expenses increased $2.8 million for the year ended January 31, 2010 compared with the year ended January 31, 2009. Major factors in this increase are as follows:

•	$1.1	million – Brazil operating expenses increased in the first quarter of this year. Brazil operations were not included in the same quarter of last fiscal year, as it was acquired effective May 1, 2008.
•	1.0
million – start-up expenses in connection with Qualytextil gearing up to sell Lakeland branded products. This includes hiring 20 sales and logistical support staff, printing of catalogs, lease of two new distribution centers and increased travel expense.

•	0.3	million – in additional employee benefits and payroll taxes resulting from hiring as employees certain people who had been performing services on an out-sourcing basis.
•	0.2	million additional freight out costs mainly resulting from higher volume.
•	0.2	million in additional commissions resulting from higher volume and higher rates paid on some larger bids.

Operating Profit.  Operating profit decreased by $3.8 million, or 60.8%, to $2.5 million from $6.3 million for the prior year. Operating income as a percentage of net sales decreased to 2.6% for the year ended January 31, 2010 from 6.1% for the year ended January 31, 2009 primarily due to the Brazil acquisition, partially offset by increased operating expenses and lower U.S. volumes as discussed above.

Interest Expense.  Interest expense increased by $0.3 million for the year ended January 31, 2010 compared to the year ended January 31, 2009 because of increased borrowings due to the Qualytextil acquisition and higher inventory levels, partially offset by interest rate decreases.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense decreased $1.1 million, or 73.2%, to $0.4 million for the year ended January 31, 2010 from $1.5 million for the year ended January 31, 2009.  Our effective tax rate was 28.3% and 25.0% for the years ended January 31, 2010 and 2009, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily to a $350,000 allowance against deferred taxes resulting from the India restructuring recorded in the first quarter, losses in India with no tax benefit, a tax benefit in Brazil resulting from government incentive and goodwill write-offs, and credits to prior years taxes in the U.S. and Canada not previously recorded.

Net Income.  Net income decreased $3.5 million, or 77.4%, to $1.0 million for the year ended January 31, 2010, from $4.5 million for the year ended January 31, 2009. The decrease in net income was primarily a result of a decrease in sales in the U.S. and an extremely low pricing environment in disposables, margin reduction and cost buildup in Brazil, a $350,000 allowance against deferred taxes resulting from the India restructuring and the reclassification from other comprehensive losses of $297,000 resulting from the buyout of the interest rate swap associated with changing of credit facilities, offset by management’s cost reduction program.  Earnings per share (EPS) for the year ended January 31, 2010 was $0.19 as compared to EPS of $0.84 for the 2009 fiscal year.

Financial Results Conference Call

Lakeland will host a conference call at 10:00 AM (EDT) on April 16, 2010, to discuss the Company’s fourth quarter and full fiscal year 2010 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-718-5104 (toll free) or 719-325-4778 (toll), code 4055010.

A conference call replay will be available until Friday, April 23, 2010 by dialing 888-203-1112 (toll free) or 719-457-0820 (international), code 4055010.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	January 31,	January 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,093	$2,755
Accounts receivable, net	15,809	13,353
Inventories, net	38,576	57,074
Deferred income taxes	1,261	2,578
Prepaid Income Taxes	1,731	531
Other current assets	2,357	2,071
Total current assets	64,827	78,362
Property and equipment, net	13,742	13,736
Other Assets	5,622	4,406
Goodwill	5,829	5,109
Total assets	$90,020	$101,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,883	$3,853
Accrued compensation and benefits	1,289	3,069
Other accrued expenses	1,137	436
Borrowing under revolving credit facility	9,518	-----
Current maturity of long term debt	94	94
Total current liabilities	15,921	7,452
Borrowing under revolving credit facility	-----	24,408
Construction loan payable (net of current maturity of $94)	1,582	1,368
Other liabilities	93	74
Total liabilities	17,596	33,302

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Preferred stock, $0.01 par; authorized 1,500,000 shares; none issued
Common Stock, $0.01 par; authorized 10,000,000 shares authorized; 5,564,732 and 5,523,288 shares issued and outstanding at January 31, 2010 and at January 31, 2009, respectively	56	55
Less treasury stock, at cost, 125,322 shares at January 31, 2010 and 107,317 shares at January 31, 2009	(1,353)	(1,255)
Additional paid-in capital	49,623	49,512
Retained earnings	25,220	24,191
Other comprehensive loss	(1,122)	(4,192)
Total stockholders’ equity	72,424	68,311
Total liabilities and stockholders’ equity	$90,020	$101,613

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Year Ended
	January 31,
	2010	2009

Net sales	$94,141	$102,268

Cost of goods sold	68,735	74,299

Gross profit	25,406	27,969

Operating expenses	22,949	21,697

Operating profit	2,457	6,272

Interest and other income, net	90	618

Interest expense	(1,111)	(827)

Income before income taxes	1,436	6,063

Income tax expense	406	1,514

Net income	$1,030	$4,549

Net income per common share:
Basic	$0.19	$0.84
Diluted	$0.19	$0.83

Weighted average common
shares outstanding:
Basic	5,426,784	5,435,829
Diluted	5,458,472	5,475,104